Ex-99.3 b)


                              OFFICER'S CERTIFICATE
                              ---------------------



The following shall certify, to the best of my knowledge, that (1) a review of the activities of the Master Servicer during the preceding fiscal year and of performance under this Agreement have been made under the supervision of an officer of IndyMac Mortgage Holdings, Inc., (2) IndyMac Mortgage Holdings, Inc. acting as Master Servicer, has fulfilled all of its obligations under this Agreement for such year, (3) a review of the activities of each Sub-Sericer, if any, and its performance under its Sub-Servicing Agreement has been made under such Officer's supervision, and that (4) based on the this review each Sub-Servicer has performed and fulfilled its duties, responsibilities and obligations under this Agreement and its Sub-Servicing Agreement.



                                                 By: /s/ Robert M. Abramian
                                                     -------------------------
                                                     Robert M. Abramian
                                                     Assistant Vice President
                                                     Master Servicing Division




Prepared for:              Norwest Bank Minnesota, N.A.

Date:                      June 6, 2000

Ref :                      SAMI Series 1999-2

                           Pooling and Servicing Agreement dated as April 1, 1999, executed by Securitized Asset Mortgage Investment, Inc., as Seller, Cendant Mortgage Corporation and IndyMac, Inc., as Master Servicer, and Norwest Bank of Minnesota, National Association, as Trustee.